AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT BY AND BETWEEN
BLUCORA, INC. AND INFOSPACE LLC AND PETER MANSOUR
THIS AMENDMENT NO. 1 (this "Amendment") TO THE EMPLOYMENT AGREEMENT BY AND BETWEEN BLUCORA, INC. AND INFOSPACE LLC AND PETER MANSOUR, DATED OCTOBER 6, 2014 (the "Agreement"), is made and entered into this 22nd day of January 2016, by Blucora, Inc. (the "Company"), InfoSpace LLC (“InfoSpace”) and Peter Mansour (“Executive”). Unless stated otherwise, all capitalized but undefined terms used in this Amendment have the meaning set forth in the Agreement.
WHEREAS, InfoSpace currently operates a search business that is a provider of search marketing services and proprietary content (the “Search Business”) and a content business under the name HowStuffWorks, that creates, distributes and monetizes original digital, audio and video content (the “Content Business”);
WHEREAS, the Company, InfoSpace and Executive wish to amend the Agreement to address the potential sale of InfoSpace as a whole or the sale of the Search Business and Content Business separately; and
WHEREAS, Section 15(b) of the Agreement states that the Agreement may not be modified except expressly in a writing signed by both parties;
NOW THEREFORE, the Agreement is hereby amended as follows:
1.     The following sentence shall be added to the end of the paragraph in Section 1(o):
For the avoidance of doubt, the parties agree that the successful merger or consolidation of InfoSpace with or into another company, entity or person, or a sale or disposition of all or substantially all of the outstanding equity interest of InfoSpace, or the sale or disposition of all or substantially all of the assets of the Search Business and the Content Business, at any time prior to the end of the Term shall qualify as a Significant Operating Unit Transaction regardless of whether this is completed in one or more transactions and regardless of whether the transactions are related.
2.    The following paragraph 5(h) shall be added to Section 5:
(h)    Sale Bonus for Search Business. In the event of the merger or consolidation of the Search Business with or into any other company, entity or person, or a sale or disposition in one transaction or a series of related transactions of all or substantially all of the assets of the Search Business to another company, entity or person, during the Term, other than a Transaction with a subsidiary of the Company or another corporation or other entity that is, or as a result of the Transaction becomes, controlled by the Company, and other than a Transaction that includes the Content Business, the Company agrees to pay Executive a one-time sale bonus in an amount to be calculated as set forth on Schedule 5(h); provided, however, that this bonus shall not be paid if Executive has previously earned a bonus under Section 5(i).
3.    The following paragraph 5(i) shall be added to Section 5:

(i)    Sale Bonus for Partial Transaction. In the event of the merger or consolidation of the Content Business with or into any other company, entity or person, or a sale or disposition in one transaction or a series of related transactions of all or substantially all of the assets of the Content Business to another company, entity or person during the Term, other than a Transaction with a subsidiary of the Company or another corporation or other entity that is, or as a result of the Transaction becomes, controlled by the Company, and other than a Transaction that includes the Search Business, the Company agrees to pay Executive a one-time sale bonus in an amount to be calculated as set forth on Schedule 5(i); provided, however, that this bonus shall not be paid if Executive has previously earned a bonus under Section 5(h).
4.    Section 6(c)(i) shall be amended in its entirety to read as follows:
(i)    a severance payment in an amount equal to one times the Executive’s Base Salary in effect as of the Termination Date and his then current Target Bonus amount (or if the Executive terminates employment under circumstances constituting a Constructive Termination due to a material reduction of the Executive’s Base Salary or Target Bonus, in effect immediately prior to such reduction) (in each case less applicable withholding taxes), which amount shall be payable in a single lump sum on the first payroll date that is at least 60 days following the Termination Date (but, in any event, by no later than March 15 of the calendar year immediately following the calendar year that includes the Termination Date), in accordance with Section 14(b)(ii).
5.    The following sentence shall be added to the end of the paragraph in Section 6(a):
For the avoidance of doubt, for purposes of this Agreement, Executive shall be deemed terminated upon the successful closing of a Significant Operating Unit Transaction and the “Termination Date” shall be the date of such closing.
6.    The following paragraph shall be added immediately following paragraph d(iii) of Section 6:
Any amount payable pursuant to this Section 6(d) shall be reduced by any amount paid pursuant to Sections 5(h) or 5(i) (the “Clawback”). For the avoidance of doubt, the Clawback shall only apply in the event that vesting of Executive’s then outstanding equity is accelerated under Section 6(d)(iii), and in no event shall the Clawback reduce the amount of severance payable pursuant to Section 6(c)(i).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1.

Blucora, Inc. By: /s/ William J. Ruckelshaus Name: William J. Ruckelshaus Title: President and Chief Executive Officer	Date: January 22, 2016
InfoSpace LLC By: /s/ William J. Ruckelshaus Name: William J. Ruckelshaus Title: Chief Executive Officer Executive /s/ Peter Mansour Peter Mansour	Date: January 22, 2016

[Signature Page to Peter Mansour Employment Agreement Amendment No. 1, dated January 22, 2016]